Yum! Brands Announces Full-Year 2009 Expectations and Fourth Quarter Sales Trends;
Reaffirms 2008 EPS Growth Forecast of 12%, Excluding Special Items;
Will Host Investor Update Meeting December 10, 2008

Louisville, Ky. (December 4, 2008) —Yum! Brands Inc. (NYSE: YUM) announces its 2009 forecast of at least 10% EPS growth, excluding special items, which would mark the eighth straight year of double-digit  EPS growth. The company also reaffirms its 2008 EPS growth forecast of 12%, excluding special items.

David C. Novak, Chairman and CEO, said, “We look forward to illustrating how our global portfolio of brands will continue to build on our consistent track record of EPS growth, led by international new unit development, same-store-sales growth, and industry-leading returns. We believe these are the key drivers of increasing long-term shareholder value for our business.”

PRELIMINARY FOURTH QUARTER-TO-DATE SALES TRENDS
-	System-sales growth of +19% in mainland China, +8% in YRI, both on a local currency basis.
-	Same-store-sales growth for the system of +4% in mainland China, +4% in YRI, and +2% in the United States (U.S. Company same-store-sales growth of 3%).

Note: Preliminary same-store-sales growth for the system and system-sales growth for the fourth quarter-to-date (through period twelve) ended on November 30 for China Division, November 3 for YRI, and November 26 for the U.S. brands. U.S. same-store-sales growth results for the system have been adjusted for the Thanksgiving holiday shift.

2008 INVESTOR UPDATE MEETING
The company will present a brief update and take questions on its business strategies and global expansion outlook on Wednesday, December 10, 2008 from approximately 9 a.m. to 12 p.m. EST, at the New York Stock Exchange. Detailed full-year 2009 guidance will be provided at the meeting.

The 2008 Investor Update Meeting will be webcast live with the presentation and both will be available following the event along with the detailed full-year 2009 guidance. These can be accessed online at www.yum.com.

Note:  Eight straight years of double-digit growth is based on EPS growth prior to special items, and for 2005 also excludes the impact of expensing stock options. See the company’s third quarter 2008 earnings release for a description of special items.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements  include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These “forward-looking” statements reflect management’s current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Accordingly, you are cautioned not to place undue reliance on forward-looking statements. Factors that can cause actual results to differ materially include, but are not limited to, changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences or perceptions concerning the products of the company and/or our competitors, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and marketing, advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our strategies for refranchising and international development and operations; the ongoing business viability of our franchise and license operators; our ability to secure distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; unexpected disruptions in our supply chain; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of pending or future legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; new legislation and governmental regulations or changes in legislation and regulations and the consequent impact on our business; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands’ financial and other results are included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system restaurants, with nearly 36,000 restaurants in more than 110 countries and territories. The company is ranked #253 on the Fortune 500 List, with revenues in excess of $10 billion in 2007. Four of the company’s restaurant brands – KFC, Pizza Hut, Taco Bell and Long John Silver’s – are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories, respectively. Outside the United States, the Yum! Brands system opens an average of about four new restaurants each day of the year, making it the largest retail developer in the world. The company has consistently been recognized for its reward and recognition culture, diversity leadership, community giving, and consistent shareholder returns. For the second year, the company launched the world’s largest private sector hunger relief effort in partnership with the United Nations World Food Programme and other hunger relief agencies. This effort will help save over 1.8 million people from starvation in remote corners of the world, where hunger is most prevalent.

Analysts are invited to contact
Tim Jerzyk, Senior Vice President Investor Relations/Treasurer, at 888/298-6986
Bruce Bishop, Director Investor Relations, at 888/298-6986

Members of the media are invited to contact
Amy Sherwood, Vice President Public Relations, at 502/874-8200